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    Matters Submitted to a Vote of Security Holders

   Morgan Stanley Select Dimensions Investment Series


At a Special Joint Meeting of Shareholders held on May 11, 2010, shareholders approved an Agreement and Plan of Reorganization under which the assets and liabilities of each portfolio of Morgan Stanley
 Select Dimensions Investment Series were transferred to a corresponding Invesco Fund (each, an "Acquiring Fund").

Morgan Stanley Select Dimensions Investment Series     Acquiring Funds
--------------------------------------------------     ---------------
Balanced Portfolio Invesco                             Invesco V.I. Select Dimensions Balanced Fund
Dividend Growth Portfolio                              Invesco V.I. Select Dimensions Dividend Growth Fund
Equally-Weighted S&P 500 Portfolio                     Invesco V.I. Select Dimensions Equally-Weighted S&P 500 Fund




Voting results:

Balanced Portfolio                   For                  Withhold            Abstain
------------------                   ------------         -----------         -----------
                                     2,988,457.370        60,377.482          210,082.180

Dividend Growth Portfolio            For                  Withhold            Abstain
-------------------------            -----------          -----------         -----------
                                     6,151,950.143        181,214.336         443,506.750


Equally-Weighted S&P 500 Portfolio   For                  Withhold            Abstain
----------------------------------   -----------          -----------         -----------
				     5,771,819.780        206,452.515         350,087.980



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